Exhibit 99.1

iSpecimen Reports Full Year 2023 Results

LEXINGTON, Mass., March 14 2024 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists requiring biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the twelve-month period ended December 31, 2023.

“Throughout 2023, we advanced our objective to reach profitability, focusing on right-sizing our business and implementing new operational efficiencies,” said Tracy Curley, CEO of iSpecimen. “As we strive to become cash flow positive, we are focusing our efforts on growing topline revenues through our core business segments by capitalizing on our Next Day Quotes program, where we continue to see increased traction. We have also invested in new marketing initiatives and implemented a new sales structure to help drive sales. By focusing on our core operations, iSpecimen is strongly positioned to scale our business in 2024 and beyond.”

“At the end of the third quarter of 2023, we introduced one of our most impactful initiatives to expedite the biospecimen transaction process with a program we call Next Day Quotes, which significantly reduces the amount of time from opportunity to quote and improved our quote to purchase order conversion ratio during the fourth quarter, achieving a 39% increase in quotes converting to purchase orders compared to the average from all prior quarters in 2023.”

“In addition, to maintain our leadership position and to support the evolving needs of our research customers, we are focusing on the quality of our supplier network, even as it means ending certain supplier relationships. In doing so, we believe we can effectively and efficiently provide researchers access to today’s most highly sought after biospecimens in the areas of oncology and neurology, among others.”

“Our team has worked diligently and tirelessly over the past year to lay a solid foundation for our Company. We’ve entered 2024 in a much stronger operational position, and I am confident we can build upon the momentum we have created, further positioning the Company for improved financial results in 2024,” concluded Ms. Curley.

Financial & Operational Highlights

•	Generated revenue of approximately $1.7 million in December 2023, marking the Company’s strongest sales month to date;
•	For the fourth quarter of 2023, iSpecimen experienced an approximately 39% increase in the conversion of quotes to purchase orders, compared to the average from all prior quarters in 2023;
•	As of December 31, 2023, we had over 230 unique supplier organizations under contract, as we focused on building the quality of our supplier network over the quantity;
•	As of December 31, 2023, we had over 600 unique customer organizations who have purchased from iSpecimen, an increase of over 87 from 513 at the end of 2022; and
•	iSpecimen Marketplace had nearly 7,428 registered research and supplier users as of December 31, 2023, up approximately 11% from 6,703 as of December 31, 2022.

Recent Corporate Updates

•	iSpecimen Strengthens Global Oncology Biospecimen Offering
•	iSpecimen Expands Proprietary Provider Network to Help Advance Infectious Disease Research

•	iSpecimen Launches Next-Day Quote Service for Medical Researchers and Biospecimen Providers

Financial Results for Fiscal Year 2023

For the year ended December 31, 2023, revenue was approximately $9.93 million, compared to approximately $10.40 million for the year ended December 31, 2022. The reduction was primarily due to a decrease of 2,938 specimens, or approximately 11%, in specimen count, from 27,503 specimens during the year ended December 31, 2022 to 24,565 specimens during the year ended December 31, 2023. The effect of the decrease in specimen count was partially offset by a change in specimen mix which caused the average selling price per specimen to increase by approximately $26, or approximately 7%, to approximately $404 per specimen for 2023, compared to approximately $378 per specimen for 2022.

For the year ended December 31, 2023, cost of revenue increased by approximately $63,000, or approximately 1%, to approximately $4.82 million, compared to approximately $4.76 million for the year ended December 31, 2022. Although there was an approximately 11% decrease in the number of specimens accessioned during the year ended December 31, 2023, compared to the same prior year period, the average cost per specimen increased approximately 13% to approximately $196 per specimen for the year ended December 31, 2023, compared to approximately $173 per specimen for the year ended December 31, 2022.

For the year ended December 31, 2023, general and administrative expenses decreased approximately $998,000 or approximately 14%, to approximately $5.94 million, compared to approximately $6.93 million for the year ended December 31, 2022. The decrease was attributable to decreases in severance costs of former executives of approximately $782,000 and compensation costs of approximately $248,000, among other reductions, which were partially offset by increases in bad debt expense of approximately $198,000, depreciation and amortization of approximately $95,000, and taxes and insurance of approximately $11,000.

For the year ended December 31, 2023, the net loss was approximately $11.10 million, or (1.23) per share, compared to a net loss of approximately $10.2 million, or $(1.16) per share, for the same period the prior year.

As of December 31, 2023, cash and cash equivalents were approximately $5.01 million, compared to approximately $15.31 million as of December 31, 2022. For Q1, Q2, Q3 and Q4 the quarterly cash burn was approximately $4.29 million, $2.81 million, $2.55 million and $657,000, respectively, demonstrating the success of implementing new operational efficiencies and cost-cutting initiatives.

On March 5, 2024 we entered into an At the Market Offering Agreement whereby we may issue and sell shares of our common stock from time to time with an aggregate offering price of up to $1.5 million through our shelf registration statement. We may seek additional funding through public equity or other sources to fund further capital investments or for general corporate purposes.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast on Thursday, March 14, 2024 at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, CEO.

Event:	iSpecimen Year End 2023 Results Conference Call
Date:	Thursday, March 14, 2024
Time:	8:30 a.m. Eastern Time
Dial in:	1-888-886-7786 (U.S. Toll Free) or 1-416-764-8658 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1655659&tp_key=8493197d5b

For interested individuals unable to join the conference call, a replay will be available through March 28, 2024, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 37478374. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://investors.ispecimen.com/presentations/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," “believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk factors contained in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Phil Carlson / Erika Kay

iSpecimen@kcsa.com

iSpecimen Inc.

Balance Sheets

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,343,666	$15,308,710
Available-for-sale securities	2,661,932	—
Accounts receivable – unbilled	2,212,538	2,327,789
Accounts receivable, net of allowance for doubtful accounts of $520,897 and $230,999 at December 31, 2023 and 2022, respectively	728,388	1,597,915
Prepaid expenses and other current assets	292,079	300,434
Tax credit receivable	—	140,873
Total current assets	8,238,603	19,675,721
Property and equipment, net	127,787	225,852
Internally developed software, net	6,323,034	4,503,787
Other intangible assets, net	908,255	—
Operating lease right-of-use asset	193,857	184,692
Security deposits	27,601	27,601
Total assets	$15,819,137	$24,617,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,925,438	$2,459,063
Accrued expenses	1,540,607	1,531,238
Operating lease current obligation	167,114	158,451
Deferred revenue	415,771	132,335
Total current liabilities	6,048,930	4,281,087
Operating lease long-term obligation	29,130	27,396
Total liabilities	6,078,060	4,308,483

Commitments and contingencies (See Note 9)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 9,114,371 issued, and 9,083,371 outstanding at December 31, 2023 and 8,956,808 issued and 8,925,808 outstanding at December 31, 2022	908	892
Additional paid-in capital	69,104,313	68,573,774
Treasury stock, 31,000 shares at December 31, 2023 and 2022, at cost	(172)	(172)
Accumulated other comprehensive income	840	—
Accumulated deficit	(59,364,812)	(48,265,324)
Total stockholders’ equity	9,741,077	20,309,170
Total liabilities and stockholders’ equity	$15,819,137	$24,617,653

iSpecimen Inc.

Statements of Operations and Comprehensive Loss

	Years Ended December 31,
	2023	2022
Revenue	$9,928,184	$10,402,303
Operating expenses:
Cost of revenue	4,820,268	4,756,965
Technology	3,566,917	2,656,287
Sales and marketing	3,955,974	3,445,344
Supply development	1,030,403	801,125
Fulfillment	1,788,879	1,995,937
General and administrative	5,935,092	6,932,727
Total operating expenses	21,097,533	20,588,385

Loss from operations	(11,169,349)	(10,186,082)

Other income (expense), net
Interest expense	(16,001)	(238,963)
Interest income	339,750	169,345
Interest and penalties on sales tax liability	(214,784)	—
Other income (expense), net	(39,104)	9,778
Total other income (expense), net	69,861	(59,840)

Net loss	$(11,099,488)	$(10,245,922)

Other comprehensive income:
Net loss	$(11,099,488)	$(10,245,922)
Unrealized gain on available-for-sale securities	840	—
Total other comprehensive income	840	—
Comprehensive loss	$(11,098,648)	$(10,245,922)

Net loss per share - basic and diluted	$(1.23)	$(1.16)

Weighted average shares of common stock outstanding - basic and diluted	9,041,341	8,844,307